UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2007

Jarden Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13665	35-1828377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Theodore Fremd Avenue, Rye, New York	10580
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 967-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On April 24, 2007, Jarden Corporation, a Delaware corporation (the “Company” or “Jarden”), K2 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and K2 Inc., a Delaware corporation (“K2”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Sub will merge with and into K2 (the “Merger”), with K2 surviving the Merger as a wholly-owned subsidiary of the Company.

At the effective time of the Merger, each share of K2 common stock issued and outstanding immediately prior to the effective time (other than shares held by the Company, K2 or Merger Sub and/or any of their respective subsidiaries, which will be canceled, and Dissenting Shares, as defined in the Merger Agreement) will be automatically converted into the right to receive $10.85 in cash (“Cash Consideration”) and 0.1086 of a share of Jarden’s common stock (subject to adjustment as provided in the Merger Agreement, “Share Consideration” and, collectively with the Cash Consideration, the “Merger Consideration”). No fractional shares of Jarden common stock will be issued in connection with the Merger, and holders of K2 common stock will be entitled to receive cash in lieu thereof.

Prior to the effective time of the Merger, all options to purchase K2 common stock granted pursuant to a K2 equity incentive plan (“K2 Options”) will become fully vested and exercisable. At the effective time of the Merger, (i) each in-the-money K2 Option will be automatically converted into the right to receive the Merger Consideration payable in respect of the number of shares of K2 common stock underlying such K2 Option, less the exercise price of such K2 Option, (ii) each out-of-the-money K2 Option not exercised will be cancelled and (iii) each share of restricted K2 common stock and each restricted stock unit relating to K2 common stock will become vested and will be automatically converted into a right to receive the Merger Consideration.

K2 has made customary representations, warranties and covenants in the Merger Agreement, including among others (i) to conduct its and its subsidiaries’ businesses in the ordinary course during the interim period between the execution of the Merger Agreement and the effective time of the Merger, (ii) not to engage in certain kinds of transactions or take certain actions during such interim period, (iii) to cause a meeting of K2’s stockholders to be held to consider the adoption of the Merger Agreement, and (iv) that K2’s Board of Directors will recommend to the K2 Stockholders that the Merger be approved and the Merger Agreement be adopted, in each case subject to certain exceptions.

Each party’s obligation to consummate the Merger is subject to customary conditions, including (i) the approval of the holders of 66 2/3% of the issued and outstanding shares of K2 common stock, (ii) the absence of any law or order prohibiting the completion of the Merger,

(iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other applicable foreign competition laws, (iv) subject to certain exceptions, the material accuracy of the representations and warranties of the other party, (v) the compliance of the other party with its covenants in all material respects and (v) the absence of a material adverse change since the date of the Merger Agreement with respect to the other party. Pursuant to a financing commitment letter previously delivered to K2, Lehman Brothers has committed, subject to customary conditions, to provide Jarden with financing for the transactions contemplated by the Merger Agreement in the amount of approximately $750.0 million. However, Jarden’s ability to obtain financing is not a condition to the closing of the Merger.

The Merger Agreement may be terminated under certain circumstances, including as a result of certain breaches of representations, warranties or covenants, the failure on the part of K2 to obtain the requisite vote of its stockholders or the failure of the Merger to be consummated on or before September 30, 2007.

The Merger Agreement is also subject to a “fiduciary out” entitling K2 to terminate the Merger Agreement under certain circumstances as described in more detail in the Merger Agreement, subject to the payment by K2 to Jarden of a break-up fee of $27.5 million plus reasonable expenses up to $1 million; provided, however, that K2 would be required to give Jarden notice of any competing third party acquisition proposal in order to allow Jarden to propose revisions to the Merger Agreement prior to any such termination, and K2 would be required to negotiate in good faith with Jarden with respect to any revisions to the Merger Agreement that may be proposed by Jarden.

Voting Agreement

In connection with the Merger, K2’s executive officers and directors entered into a voting agreement with the Company (the “Voting Agreement”) pursuant to which they agreed to vote their shares at any meeting of K2 stockholders to approve the Merger and the adoption of the Merger Agreement. The Voting Agreement will terminate if the Merger Agreement is terminated. As of the execution of the Merger Agreement, K2’s executive officers and directors beneficially owned an aggregate of 2,347,009 shares of K2 common stock, collectively representing approximately 4.7% of the issued and outstanding shares of K2 common stock.

The Merger, the Merger Agreement and the Voting Agreement and the transactions contemplated thereby have been unanimously approved by the Board of Directors of the Company.

The parties expect the Merger to be consummated during the third quarter of 2007. However, no assurances can be given that the Merger will be consummated or, if such Merger is consummated, as to the final terms of such Merger. A copy of the Merger Agreement and the Voting Agreement are attached to this report as Exhibits 2.1 and 10.1, and are incorporated herein by reference as though fully set forth herein. The foregoing summary descriptions of the Merger Agreement and the Voting Agreement and the transactions contemplated thereby are not intended to be complete and are qualified in their entirety by the complete text of the Merger Agreement and the Voting Agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following Exhibits are filed herewith as part of this report:

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of April 24, 2007 among Jarden Corporation, K2 Merger Sub, Inc. and K2 Inc.

10.1	Voting Agreement dated as of April 24, 2007 among Jarden Corporation and directors and executive officers of K2 Inc.

Cautionary Statements

The Merger Agreement has been included to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The Merger Agreement contains representations and warranties made by the parties to each other regarding certain matters. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to shareholders and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Jarden and K2. In connection with such proposed business combination, Jarden will file a Registration Statement on Form S-4, K2 will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (“SEC”). Before making any voting or investment decisions, investors and security holders are urged to read the Form S-4 and proxy statement when they become available and any other relevant documents filed with the SEC because they will contain important information about the proposed transaction and related matters. When available, you will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Jarden free of charge by contacting Jarden’s Corporate Secretary at (914) 967-9400, 555 Theodore Fremd Avenue, Rye, NY 10580. You may obtain documents filed with the SEC by

K2 free of charge by contacting K2’s Corporate Secretary at (760) 494-1000, 5818 El Camino Real, Carlsbad, CA 92008.

Jarden, K2 and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from K2’s stockholders in connection with the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of Jarden and their ownership of Jarden stock is set forth in the proxy statement for Jarden’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2007 and available free of charge as indicated above. Information about the directors and executive officers of K2 and their ownership of K2 stock is set forth in the proxy statement for K2’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 12, 2007 and available free of charge as indicated above. Investors and security holders may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including expectations of closing the transaction, accretion to Jarden’s post closing earnings, required approvals by K2 stockholders and regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized, the possibility that costs or difficulties related to the integration of K2 operations into Jarden will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of Jarden’s and K2’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Unless legally required, neither Jarden nor K2 undertakes any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2007

JARDEN CORPORATION

By:	/s/ John E. Capps
	Name:	John E. Capps
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Exhibit

2.1	Agreement and Plan of Merger dated as of April 24, 2007 among Jarden Corporation, K2 Merger Sub, Inc. and K2 Inc.

10.1	Voting Agreement dated as of April 24, 2007 among Jarden Corporation and directors and executive officers of K2 Inc.